Exhibit (a)(1)(D)

STOCK OPTION EXCHANGE

PROGRAM HIGHLIGHTS

Term or Concept	Explanation
Option to Exchange	Offering to exchange on a one-for-one basis existing options for the grant of new options to purchase shares of the Company’s Common Stock.

Eligibility	Recipients of an April 24, 2008 Stock Option Award whose exercise price is greater than “April 15 Price” (as defined in the Offer to Exchange).

Expected Offering Period	March 19, 2009 to April 16, 2009 at 8:00 a.m.

Comparison	Original	Exchange Offering
Grant Date	April 24, 2008	Expected April 16, 2009

Exercise Price	$54.00	The exercise price will be the last reported sale price of the Company’s common stock on the Nasdaq Global Select Market on the last day before the Exchange Offer closes, which is currently expected to be April 15, 2009

Vesting	• 50% on April 24, 2010 • 25% on April 24, 2011 • 25% on April 24, 2012	• 50% on April 16, 2011 • 25% on April 16, 2012 • 25% on April 16, 2013

Expiration Date	April 24, 2018	Expected April 16, 2019

Participation Election Form	Not required	MUST be returned no later than April 16, 2009 at 8:00 a.m. to participate in the Exchange Offer.

All other terms and conditions of the new options remain the same as the existing options. See the enclosed Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange”) for full and complete details.

Although our Board of Directors has approved this Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in Section 6, “This Exchange Offer – Conditions of This Exchange Offer,” of the Offer to Exchange. Neither the Company nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your legal, financial or tax situation as it relates to this Exchange Offer.